Exhibit 99.3
(HOWARD FRAZIER BARKER ELLIOTT LETTERHEAD)
Consent of Howard Frazier Barker Elliott, Inc.
     We hereby consent to the use in the Registration Statement of Renegy Holdings, Inc. (“Renegy”) on Form S-4 (Commission File No. 333-144110) and in the Proxy Statement/Prospectus of Renegy and Catalytica Energy Systems, Inc. (“Catalytica”), which is part of the Registration Statement, of our opinion dated May 2, 2007, as amended August 6, 2007, appearing as Annex B to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY OF THE PROXY STATEMENT/PROSPECTUS — Opinion of Catalytica’s Financial Advisor”, “THE TRANSACTION — Background of the Transaction”, “THE TRANSACTION — Consideration of the Transaction by the Catalytica Board of Directors and Reasons for the Transaction”, and “THE TRANSACTION — Opinion of Catalytica’s Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
HOWARD FRAZIER BARKER ELLIOTT, INC.

By:	/s/ Ronald L. Latta, Jr. Ronald L. Latta, Jr. Managing Director
Houston, Texas
August 6, 2007